NEWS RELEASE
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Media – Sheree Olson
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Investors – Vicki Shamion
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SHOPKO STORES, INC. NAMES

SAM K. DUNCAN CEO AND PRESIDENT

GREEN BAY, Wis. (October 29, 2002) – ShopKo Stores, Inc. (NYSE: SKO) today announced that Sam K. Duncan will join the company October 30, 2002 as its chief executive officer and president.  From 2001 to present, Duncan, 50, was president of Fred Meyer Corporation, a large general merchandise and food retailer headquartered in Portland, Oregon, and a division of Kroger, Inc., Cincinnati, Ohio. Fred Meyer operates 132 discount superstores in Oregon, Washington, Alaska, Idaho and Utah.

Jeffrey Girard, vice chairman of finance and administration, and interim chief executive officer, will continue with the company in the vice chairman’s role, reporting to Duncan.

Jack W. Eugster, non-executive chairman of ShopKo’s board of directors said, “The board and I are particularly pleased that a successful leader as experienced as Sam Duncan will be leading ShopKo and Pamida into the future.  Sam has more than 30 years of retail experience in a variety of merchandising and operating functions at Fred Meyer, Ralph’s and Albertson’s.”

Duncan began his career in 1969 at a Southern California Albertson’s store as a courtesy clerk and was promoted to various store management, district management and merchandising positions, eventually being named Albertson’s director of operations in 1991.  He joined Fred Meyer in 1992 as vice president grocery department and was promoted through the executive merchandising ranks.  Duncan was named executive vice president of Fred Meyer’s food division in 1997 and in 1998, when Fred Meyer acquired Ralph’s Super Markets, Duncan was named president of the Ralph’s division.  He was appointed president of Fred Meyer in 2001.

Eugster also said, “I wish to congratulate Jeff Girard on his very successful interim leadership of ShopKo over the last seven months and am happy he will remain with the company as vice chairman of finance and administration, working with Sam Duncan to provide the core leadership of the company.”

Duncan added, “I’m excited to join the company with its long tradition of meeting customer needs.  At both ShopKo and Pamida there are fine teammates with whom I look forward to forging a bright, long-term future for ShopKo Stores, Inc.”

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 366 retail stores in 23 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions.  Retail operations include 141 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 225 Pamida discount stores in smaller, rural communities.  For more information about ShopKo or Pamida, visit the company’s website at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales, earnings and other financial results.  Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.

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